EXHIBIT 2.C

KPMG PEAT MARWICK LLP


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
American Claims Evaluation, Inc.

We consent to incorporation by reference in the Registration Statement No. 33-41350 on Form S-8 of American Claims Evaluation, Inc. of our report dated May 15, 1996, relating to the consolidated balance sheets of American Claims Evaluation, Inc. and subsidiaries as of March 31, 1996 and 1995, the related statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1996 which report appears in the March 31, 1996 annual report on Form 10-K of American Claims Evaluation, Inc.



                                             KPMG PEAT MARWICK LLP


Jericho, New York
June 17, 1996